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                                   EXHIBIT 21


                           BIOPOOL INTERNATIONAL, INC.
                         SUBSIDIARIES OF THE REGISTRANT




Biopool AB ("Biopool Sweden")
P. O. Box 7133
S-907 04  Umea, Sweden

Biopool Canada Inc. ("Biopool Canada")
1016 Sutton Drive, Unit C8
Burlington, Ontario, Canada  L7L 6B8

Medical Diagnostic Technologies, Inc. ("MeDiTech")
6025 Nicolle Street
Ventura, California  93003  U.S.A.